Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251808

VANECK BITCOIN TRUST

SUPPLEMENT NO. 1 DATED FEBRUARY 15, 2024

TO THE PROSPECTUS DATED JANUARY 10, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin Trust, dated January 10, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Sponsor Fee throughout the Prospectus.

Sponsor Fee Reduction

The following supersedes and replaces the first sentence of the first paragraph under the caption “Prospectus Summary—The Trust’s Fees and Expenses” on page 6 and “Additional Information About the Trust—The Trust’s Fees and Expenses” on page 69 and revises the related definition of “The Sponsor Fee” in “Appendix A—Glossary of Defined Terms” on page Appendix A-3 of the Prospectus.

The Trust will pay the Sponsor the Sponsor Fee, which is a unified fee of 0.20%, effective as of the commencing of trading on February 21, 2024. Prior to February 21, 2024, the Sponsor Fee was a unified fee of 0.25%.